U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 6, 2010

DNA BRANDS, INC.
(Exact name of small business issuer as specified in its charter)

FAMOUS PRODUCTS., INC.
(Former Name)

Colorado	000-53086	26-0394476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

508 NW 77th Street
Boca Raton, Florida, 33487
 (Address of principal executive offices)

10680 Hoyt St.
Westminster, CO 80021
(Former Address)

(954) 978-8401
(Issuer's Telephone Number)

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective July 6, 2010, we executed agreements to acquire Grass Roots Beverage Company, Inc. and all of the remaining assets, liabilities and contract rights of DNA Beverage Corporation, Boca Raton, FL (“DNA”), in exchange for the issuance of 31,250,000 shares of our Common Stock (the “Agreements”).  As a result of this transaction our officers and directors resigned their positions with us and were replaced by our current management.  See Item 5.02, below.  The effectiveness of the Agreement was conditional upon various conditions being satisfied.  As of the date of this report, these conditions have been satisfied. Also as a result of this transaction we have changed our name to “DNA Brands, Inc.”  A copy of the filed Articles of Amendment will be filed with an amendment to this Form 8-K.

We entered into this transaction because of our former management’s belief that by doing so we will significantly increase our shareholder’s future opportunity to enhance the value of their respective ownership in our Company.  In addition, our former Board of Directors approved a “spin-off” of our wholly owned subsidiary company, Fancy Face Promotions, Inc., a Colorado corporation.  The terms of this “spin-off” provide for a dividend to be issued to our shareholders of one share of common stock for every share that our shareholders owned as of July 3, 2010, the record date of the dividend.

Description of Business

Introduction and History

DNA Brands, Inc. (hereinafter referred to as “us,” “our,” “we,” the “Company” or “DNA”), was incorporated in the State of Colorado on May 23, 2007 under the name “Famous Products, Inc.”  Prior to the transaction described above, we were a holding company operating as a promotion and advertising company.  Our current business commenced in May 2006 in the State of Florida under the name “Grass Roots Beverage Company, Inc.” (“Grass Roots”).  Initial operations of Grass Roots included development of our energy drinks, sampling and other marketing efforts and initial distribution in the State of Florida.  In August 2007, Grass Roots engaged in a share exchange with Imagine Holding Corporation (“Imagine”) wherein all of the issued and outstanding stock of Grass Roots was acquired by Imagine making Grass Roots a wholly owned subsidiary.  As part of this transaction, Imagine’s name was changed to “DNA Beverage Corporation.”  Grass Roots developed into a distribution company and the balance of our current operations was conducted through DNA Beverage Corporation.

As a result of the transactions described above, we have changed our name to DNA Brands, Inc., as well as our current business plan.  Our principal offices are located at 508 NW 77th Street, Boca Raton, Florida, 33487, telephone (954) 970-3826.  Our website is www.dnabrandsusa.com.

We currently produce, market and sell a proprietary line of three carbonated blends of DNA Energy Drinks®, as well as a line of meat snacks made up of two beef jerky flavors and three flavors of beef sticks.  We began selling our energy drink initially in the State of Florida in 2007.  As of the date of this report we are currently distributing our products throughout 31 of 42 Florida counties as well as the Southeastern US, including Georgia, Louisiana and Mississippi.  We also distribute in California, Maryland, Ohio, Pennsylvania and Michigan and are in the process of expanding our distribution into the Carolinas.  In addition we will soon be fully represented in Illinois, Indiana, New York and parts of New Jersey.  In New York we will be distributing DNA Shred Stix® through Clems Distributing, one of New York’s largest snack distributors with over 10,000 points of distribution.  We are also in discussions for Clems to distribute DNA Energy Drink®.  It is our intention to have nationwide distribution by 2011 provided we are able to obtain the financing necessary to accomplish this objective.

Our first two years were devoted to brand development, creating awareness through sampling programs (over 20,000 cases sampled) and creating credibility among our core demographic by concentrating marketing efforts on action sports locations and events (surf, motocross, skate, etc.) which we continue today.

We strive to maintain creditability with our core demographic, increase our consumer base by adapting to trends and changes; keep the brand in front of consumers through TV, magazines, events and viral campaigns and at the same time giving the consumer superior products at a lower price with quality service.  We have demonstrated our ability to adapt to market trends by pioneering the DNA Beef Jerky and Shred Stix line, giving us numerous cross marketing opportunities.

Our founders are Mr. Darren Marks, our current President and CEO, and Mr. Melvin Leiner, our current Executive Vice President, Secretary and COO/CFO, who together founded DNA to leverage their experience and create a prominent brand in the energy drink segment of the beverage industry.

We are a Florida based company focused on building our DNA brand.  In an industry where only 5% of new companies survive, we feel our continued success will be based upon a methodical approach to build our brand.  We started out with the idea that energy drinks could be functional and delicious tasting at the same time and made the conscious decision not to follow the industry leaders taste profile and created energy drinks to set us apart from the competition.  In January 2010 we were awarded  a 1st Place “Platinum Award,” as the best tasting energy drink at the prestigious World Beverage Competition™ held in Geneva, Switzerland.  More than 30 counties and over 10,000 entries were submitted in all beverage categories.

Knowing full well that brands are not built overnight, especially in the highly competitive energy drink category, our first two years were devoted to brand development, creating awareness through sampling programs (over 20,000 cases sampled) and creating credibility among our core demographic by concentrating marketing efforts on action sports locations and events (surf, motocross, skate, etc.) which we continue today throughout Florida.

As we learned through trial and error, there was a severe lack of meaningful brand-building distribution options available to new  non-alcoholic brands in Florida forcing us to create our own Direct Store Distribution (DSD) entity, Grass Roots Beverage Company, Inc. (“GRB”).  GRB now covers 31 of 42 counties in Florida.  Once we were comfortable that the brand had some legitimacy we aggressively went after the independent convenience and chain stores.  Our products are currently sold in over 3,000 Florida stores, most of which came on board over the 6 months prior to the date of this report.  Having our own DSD has given us insight into what is required from both a manufacturer’s and distributor’s standpoint to successfully build a brand.

We are the “title” sponsor of a factory Yamaha AMA super cross team the “DNA Shred Stix Star/Yamaha Racing Team.”  AMA Motocross/Supercross is only second to NASCAR in motor sport attendance according to the AMA Supercross Association.  The DNA team is one of only four teams that contended for the world “Lites” title and had four podium appearances with a title win in Seattle.  We have had extensive coverage on CBS and Speed channels already this year.  Documented brands exposure exceeded $15,000,000 in 2009.

We try to, maintain creditability with the core demographic, increase our consumer base by adapting to trends and changes; keep the brand in front of consumers through TV, magazines, events and viral campaigns and at the same time giving the consumer superior products at a lower price with quality service.  We believe we have demonstrated our ability to adapt to market trends and when we were certain that our energy drink had gained credibility among our core demographic we pioneered the release of the DNA Beef Jerky and Shred Stix line in July 2009 and January 2010, respectively.  We believe this gives us numerous cross marketing opportunities.

Products

We produce, market and sell an initial proprietary line of three carbonated blends of DNA Energy Drink® (“DNA®”) as well as a line of meat snacks made up of two beef jerky flavors and three flavors of beef sticks.  These drinks are sold in 16 ounce cans styled with the name DNA® prominently placed and a logo that includes the DNA Skull and Helix.  The beef jerky is packaged in a 3.0 oz sealable pouch and the beef stick is 1.0 oz stick form.  We believe the name DNA, our edgy color schemes, logo and other graphics stand out on store shelves and coolers.  The DNA name resonates highly with our target market which includes a younger core of a more active demographic involved in today’s rapidly expanding and trend setting action sports community.  Our initial product flavors include:

DNA Energy Drink®

•	Citrus –Tastes like a true blend of real oranges with specific citrus nuances
•	Lemon Lime –Velvety and smooth lemon lime mix
•	Citrus Sugar free (No carbs) – The taste of a very high end orange soda but with a jolt of energy

DNA Beef Jerky™

•	Original – True beef flavor
•	Teriyaki – Tastes like authentic Asian seasoning

DNA Shred Stix™

• Original – Real beef flavor
• Pizza – Authentic Pepperoni Pizza taste
• Jalapeno – Hot and Spicy

Energy Drinks

We have formulated DNA® to the highest flavor profile standard and believe it is superior in taste to any of the other energy drink brands in the industry.  DNA® also competes on at least an equal level with any of the name brands on a functionality profile.  We incorporate the best and highest quality ingredient mix in our proprietary blends which have been formulated to tap into the body’s seven energy sources to maximize energy and awareness levels that result in improved performance on demand.

Our energy drink makes an immediate and lasting difference in elevating energy levels of consumers.  This category is the only one that creates an immediate expectation of an effect on consumer bodily functions.  There are many energy drinks that have compromised functionality for cost savings.  We believe they have learned all too late that if an energy drink does not deliver on its promise for an immediate and lasting increase in energy levels, it is no more than an expensive soda.  Energy drink consumers will go to another reliable brand.  We believe one of the several principal reasons new energy drinks entrants commercially fail soon after introduction is because they use inferior ingredients and as a result do not provide the expected results.

DNA® is formulated to ensure that DNA® drinkers will, upon first drink, experience a taste that is delicious beyond the typical expected institutionalized medicinal taste that has been the main negative reaction associated with the vast number of brands of energy drinks including the major brands.  We have not sacrificed taste for functionality and performance which we believe gives us a major competitive advantage over other energy drinks and has awarded us with high accolades from distributors and industry insiders, as well as from numerous action sports publications.  These early taste accolades for DNA® have converted numerous energy drink consumers to us in those geographic areas of our distribution.  We believe on taste alone, given our high functionality profile, we are able to quickly convert consumers from other brands.  In fact, our tag line, “Tastes Like No Other,” was given to us by a first time consumer in our initial sampling program.  Our taste and functionality profiles have begun to create a positive response in our target market, with distributors and with convenience store chains that dominate energy drink distribution. DNA® has also captured industry attention at the highest levels.  DNA was awarded the 1st Prize “Platinum Award” by the World Beverage Competition for 2010 which was held in Geneva, Switzerland.  More than 30 countries participated and more than 10,000 entrants in all beverage categories submitted for judging.  One winner from each category was selected in double blind tasting tests.

We are experimenting with line extensions on these blends and also on completely new items that are in the R&D process.  We will not introduce them until significant distribution and wide name recognition is obtained for our core line offerings.

DNA Meat Snacks

In July 2009 we released ours beef  jerky line, followed in January 2010 with our Shred Stix meat stick, all of which are produced in the United States with 100% American muscle beef unlike most all of our competition.  DNA meat snacks are made under the strictest controls and supervision to insure the highest quality.  Quality, taste and consistency remains very much in the forefront of production philosophy as it is for our energy drinks.  As is with our energy drink DNA Shred Stix is the only brand that does not contain MSG.  Extensive market testing and research has gone into the brand prior to production.

Because we use 100% American beef and the finished goods are packaged only once within hours of production, we are able to bake our flavors into the meat.  This process eliminates the greasy look, feel and taste that are prevalent in much of our competitors’ products.  In addition to 100% American beef, our production process uses imported dry spices, ground and blended to provide great, well rounded flavors that stay true with extended shelf life resulting in more flavor control and more consistency from batch to batch.  Some competitive jerky is made 51% in the USA and 49% in South America then blended before final packaging.  This allows them to avoid the “Product of Argentina” declaration on the package.  Some competitors’ products may not be packaged for several weeks after production, the result of which is they virtually paint the flavor just prior to packaging to be able to retain the taste.

DNA Meat Snacks are being marketed to a similar demographic that consumes energy drinks. Distributors are gravitating to the brand with great enthusiasm on a local, regional and national level and see the brand extension as a natural progression to servicing the needs of our demographic base.

Recent Developments

While no assurances can be provided, our management believes that we are on the verge of explosive growth.  In support of this contention below are several recent events that have occurred to foster this belief:

➢
On February 23, 2010, the committee for Anheuser Bush’s (“AB”) 26 Florida distributors recommended that DNA Energy Drink become the replacement for Monster Energy Drink that left AB in favor of Coca-Cola.  Combined the 26 AB-Budweiser houses sold 1.4 million cases of Monster with gross revenues approximating $40 million.  As a bonus the committee also gave its approval for distribution of our entire meat snack line.  Quality Distributors of Deltona, Florida became the first AB distributor to receive product.  Since February 2010 we have entered into six separate agreements with AB distributors and expect to continue to enter into new distribution agreements over the next 6 months.

➢	Since June 2009, we have reached agreements with quality retailers such as CVS, Walgreens, Race Track, Circle-K and 7-Eleven to offer our products;

➢
Co-Branding marketing agreements have been executed with CVS, and the NBA’s New Orleans Hornets which have resulted in expansion into Louisiana.  In addition, similar programs with CVS and Major League Baseball’s Florida Marlins and CVS and the NFL’s Arizona Cardinals, are also fueling expansion.

➢	Similar programs with Walgreens and the Orlando Magic and Walgreens and the Cleveland Cavaliers (pending) are bringing or expected to bring additional sales and awareness to our brand;

➢
We have been approved by both military buying organizations, AAFES and DeCA, for the purchase of DNA branded meat snack products.  Initial orders are expected to begin in September 2010.  While no assurances can be provided, we expect that this will be a recurring order.

➢
It is anticipated that we will begin to distribute product in both the Midwest and Mid-Atlantic regions by early second quarter 2010. Product shipments have already been made to both the Midwest and Mid-Atlantic areas.

➢
Intrastate Distributors, Detroit, Michigan, the largest non-alcoholic distributor in the Midwest, has become our master distributor covering seven counties surrounding Detroit.  Intrastate delivers top brands to over 6,200 locations in their territory.  They will also be the master distributor to a number of markets in the Midwest where several sub-distributors will utilize their warehousing to pull product.  Product was initially launched on March 29, 2009 and we have subsequently received 4 additional full container truck load (approximately $250,000) orders since that time.

➢
In September 2009, we entered into a “Manufacturing, Sales and Marketing” Agreement with Monogram Food Solutions (the “Monogram Agreement”). The terms of the Monogram Agreement provides for Monogram to produce and finance the meat snacks.  Both parties will market and sell the products on a national basis.  Monogram, through their national sales force and broker/distribution network that includes over 60,000 points of distribution east of the Mississippi alone, we market, distribute, sell and promote the DNA branded meat products. Profits on the sale of DNA meat snacks will be shared equally by Monogram and us.  Actual shipments of Beef Jerky and Shred Stix did not begin until the first and second quarters of 2010, respectively.  As of the date of this report we have generated approximately $700,000 in revenues as a result of this agreement.  Monogram is the largest producer of meat snacks in the US and the third largest worldwide.  Monogram entered into this agreement with us to develop a product, DNA Shred Stixs, capable of competing with Slim Jim, the category leader.

Sales and Marketing

DNA Energy Drink® and DNA Beef Snacks™ provide immediate and sustained energy and/or satisfies the hunger needs of all groups of people in need of an energy lift to meet the challenges of the day and these groups may include parents, office workers, truck drivers, postal carriers, laborers, students, night watchmen and scores of others in every walk of life.  We have specifically targeted our marketing attention to the “trend setters” in two sectors:  (1) today’s rapidly growing action sports community, our initial and most critical target market; and more recently (2) the music industry, that may or may not be action sports orientated.  In either case the audience is trendy and edgy and we believe our perfect customer.

Our choice to target the action sports community reflects our management’s personal and professional experiences coupled with the fact that this demographic group represents those most likely to seek alternative beverages and meat snacks and the immediate gratification that an energy drink provides.  More importantly, they set the tone and influence others to try our products.

These action sports include:

•	Surfing
•	Wake Boarding
•	Skim Boarding
•	Skate Boarding
•	BMX
•	Motocross/Supercross
•	Free Style Motocross

We are also the “title” sponsor of a factory Yamaha AMA super cross team.  AMA is only second to NASCAR in motor sport attendance.  The DNA team is one of only four teams that contended for a world “Lites” title and was on the winner’s podium four times this season with a DNA rider taking first place in Seattle.  We have had extensive coverage on CBS and Speed channels.  Documented brands exposure compiled internally by us exceeded $15,000,000 in 2009-2010.

Our target demographic is 18 to 39 years of age and predominantly male although with the growing popularity, female participants and fans are beginning to enter the field in larger numbers.  This group tends to be on the cutting edge of style and have a profound influence on cultural trends and fashion.  They are individualistic and tend to avoid corporate culture in favor of personal individual expression.  They are extreme, risk takers, can spot the next “next” in the culture and are quick to try it.  They quickly adopt it and spread the word if they like it and are as quick to toss it aside if it compromises their integrity and individuality.  This group will provide the greatest initial benefit to the energy drink market and to DNA® and, therefore, they are the group on which we are focusing the greatest attention.  The 18-39 year old profile represents approximately 90 million people who can likely be potential energy drinkers and meat snack consumers.

We believe that an aggressive “grass roots” marketing approach directed at the core demographic through support of their activities and events leads to product acceptance and credibility, the two ingredients we believe are necessary for success.  Additional more conventional marketing and advertising programs directed at radio/television campaigns will reinforce our message.  We believe that top down advertising strategies are costly and will not work against the highly capitalized brands on a dollar-for-dollar basis and will lead to failure.  A prime example of this in the energy drink category is Xyience Energy which declared bankruptcy after spending all its capital in one quarter on high priced advertising in support of their drink Xenergy.

Our objective is to build and maintain credibility with our target market and create a loyalty to our brand among consumers beginning at a younger age.  We see action sports as a community, tied together by like mindedness, similarity of lifestyle, a commitment to their sport and its stars and more importantly their constant presence either as participants or as fans within the action sports lifestyle.  This community is present at and a part of local or national events, on street corners, parks or whether following the sport through websites dedicated to each of the action sports, national magazines that cover all the sporting events including Dirt Rider, RacerX, Transworld Skate, Mundo Rad, Surfer Magazine, Surfing Magazine and Eastern Surf Magazine, or national television and cable networks like CBS, Fuel TV, ESPN, EXPN, and the Speed Channel which televise all events.  We strive to be seen in this community at all times through our individual athletes, our teams who wear our logos proudly and drive their rigs with our banners and logos, with their photographs drinking DNA® and with our sampling vans placing “Cans In Hands.”  All of these are inexpensive ways that have created a “buzz” for DNA® that has the appearance and effect of spending that major brands spend.  For example, internal estimates based upon industry data indicate that we will reap $10 million worth of media coverage from AMA alone.

Our strategy is to be prominently featured in each of these venues on an ongoing basis through our sponsored athletes without the high costs of advertising and event sponsorships.  We want to receive de facto and real endorsements from the stars of the sports which will further confirm the DNA® brand within our target market given the grass roots ground work we are laying with our sampling and other awareness programs.  The DNA® brand is beginning to appear in all of these forums as well as magazines such as the June 2008 issue of Racer X where we are mentioned as one of the driving forces behind AMA Motocross.  For fractions of the dollars, we believe we are now perceived to be a prominent factor in the market we are pursuing and are on the same playing field as Red Bull, Monster, Rock Star and No Fear.  We are seeing the positive effects on our sales and distribution efforts both with retailers and consumers.

Our strategy to maintain the pulse on the action sports community includes the securing of recognized athletes and teams for specific periods before they are “the” bona fide star.  Because of our intimate experience in this field, we have been able to recognize the upcoming stars at an early stage in their careers.  These athletes and teams, who are not far behind those of the major athletes and teams, cost the major brands significantly more but give them no more than we receive in brand exposure.

Motocross/Supercross

We are the title sponsor for the DNA Shred Stix Star Yhamaha Motocross Racing Team comprised of the following riders:  Broc Tickle, Max Anstie, Nico Izzi, and Martin Davalos.  In our initial season with Star Racing Yamaha, we have already reached the winner’s podium in three of our first five races.  The amount of media coverage to date has been even greater than our lofty expectations.

Our title sponsorship agreement with Star Yamaha runs year to year and calls for a sponsorship fee of $250,000 for 2010.  It is after comparing the benefits gained from this agreement in terms of advertising and media generated with similar industry agreements that Monster/Red Bull/ Rock Star have which cost millions upon millions of dollars that our ground-up grass roots strategy demonstrates its powerful effectiveness.

A prime example of our approach is the enormous success we have had in Supercross.  According to the AMA, its Supercross Series is second only to NASCAR in attendance and popularity as it tours North America with 17 events.  The amount of media coverage generated converted into dollars is expected to be approximately $15,000,000 for 2010 because of our new affiliation with the Star Yamaha factory team.  We also expect co-branding exposure will increase dramatically in 2010 due to new agreements with FOX, DC Shoe Co USA, Volcom, Yamaha, Alpinestars AND VZ.

Surf, Wakeboard, Skateboard

Our Surf, Wake and Skateboard teams comprise a combination of recognized up-and-coming amateur athletes and seasoned professionals.  Our Surf team is made up of Eric Geiselman, the two-time Jr. World Champion and NSSA East Coast Champion.  Other riders are Tommy O’Brien, Billabong Pro Team Rider and Jr. Pro Champion; Cody and Evan Thompson, Billabong Professional Surfers and Jr. Pro Surfers; Blake Jones, Professional Surfer Volcom; Mark Dawson, Mattix Clothing Professional Surfer, Jr. Pro Surfer; and Luke Marks, a 9 year old star on the horizon.

Our typical sponsorship contracts are for one to three years, and according to the athletes’ ranking and exposure, we provide compensation that range from event entrance fees to annual sponsorship.  Generally, annual fees are a few thousand dollars and sometimes include a nominal amount of stock options.  In return, our name and logo is placed on their boards, shirts, other apparel and gear.  Our logo then appears in magazines around the world to the extent of the media coverage they earn.  We are always on the look-out for the rising stars and because of our history with these sports; we believe we are better suited to identify the best value propositions for our capital.

We currently employ 13 persons in direct sales and sampling.  We train our people to distinguish the benefits of DNA® from other brands in the market.  Our staff stresses visibility and sampling for a period of 30-90 days before we commence distribution activities in a geographic market.  We have outfitted DNA® vehicles, apparel, and signage and take them to locations where action sports take place including outdoor and indoor playgrounds where people are playing and begin to systematically sample DNA® with our “Cans In Hands” and “Shred Stix” program.

Our sampling techniques are programmed to create interest, trial and demand.  We engage consumers about their experiences regarding taste and functionality.  We acquire lists of distributors’ store accounts and begin a very organized sampling program both outside and within stores which are designed to create requests for our products before it is available.  We attend all action sports events and provide sampling at such events alongside our vehicles and, in some cases, with an 18 wheel rig which is replete with our DNA® graphics and logos, and are motored nationwide by our Motor Cross Racing teams.  Further, we have placed over 200 branded 5’ tall DNA® coolers in the action shops where enthusiasts congregate which are becoming introductory revenue platforms for us.

The objective of our “Cans In Hands” and Shred Stix sample programs are not only to build awareness, introduce newcomers to the category and to our brand but also to compete with the established brands on taste and functionality.  We want the consumer to experience and believe that DNA® tastes better and is as effective, if not more effective than all the other brands.  This program has created our core grass roots loyal followers who are now our first line of brand evangelists as they move to the action sports shops and see our branded DNA® coolers.  We then extend our expansion to the next geographic target.  Together with our action sports individual athlete and team endorsements, our brand evangelists in hand and our developing interactive web component, our marketing program is also geared to create a viral effect both within and outside our target demographic and spread the word about DNA®.

When our sales team calls on beverage distributors and convenience store retailers, whether chain or independently owned, we are already known to them.  Because of the grass roots pull we have created for DNA®, they have been eager to accept meetings with us as we represent a legitimate revenue opportunity for them.  Today, we are receiving calls from a wide range of outlets as a result of our grass roots efforts.  This effort has built good will with distributors and retailers who frequently express their appreciation to us for developing awareness, expectation and demand ahead of the date the product is on the shelf.

Viral Component

This component of our marketing program, in play from the inception of our marketing strategy, beginning with sampling, building our brand awareness through our association with action sports and our public relations strategy, is the essence of our communications platform.  It is what we do to communicate our message on a perpetual basis to accelerate trial of DNA® in our target market and within the natural extensions into other demographics.  The objective of our viral program is to accelerate potential in a competitive segment of the beverage market.  We want to make DNA® an acronym for energy drinks in every market we enter and use our target market as our brand evangelists to spread the word that DNA® tastes good and is cool to drink.  Therefore, as we develop our message we will explore ideas to use DNA within our message as a substitute for drinking energy drinks.

As we have expanded our awareness through sampling, events driven participation and endorsements, we have received and benefited from significant public relations that has had a greater positive effect on our awareness program than advertising.  We will continue our strategy to use our action sports teams and athletes on the back of our grass roots marketing strategy to expand this recognition platform.

We plan to accelerate the expansion of our community with our web site which will also be a destination point we will use to aggregate the action sports community as a one stop resource to learn about all that is going on in action sports.  We are creating the “DNA Report” as an aggregator of all the current action sports stories and events, and drive our target market to the site in all our messaging.  Our site will be the place to go to learn about what is going on in action sports.

We have successfully developed DNA Facebook, Twitter, My Space, Hooked It, Sponsor House and a fully interactive website.  Our web site l includes videos of our teams’ performances, daily updates, events and relevant brand news and also includes music components and music tours.

Distribution

In Florida our wholly owned distribution subsidiary, Grass Roots Beverage Company, Inc. (“GRB”) covers 31 out of the 42 counties in the state and all of the heavily populated areas.  GRB has ten company branded delivery vehicles and three branded sampling vehicles.  Ralph Sabella, our Vice President of Operations manages the eight sales people and four sampling teams of two people each.  The Direct Store Delivery (DSD) team includes a Brand Development Manager, a dedicated sales rep and two sample teams.

In addition to implementing our events support programs and on street and in-store sampling programs, GRB also calls on action sports shops, individual or small c-store stores in Florida from one targeted territory to the next.  Our staff has established weekly sales calls and actual sales they must make.  They are trained on how to ask for the order including offering our initial trial offer of three cases and an additional one for free.  Most c-stores agree to take our offer.  Our staff provides all of the customer support and repeat orders which they have been trained to promote.

Our goals in Florida for the next 12 months are to secure additional distribution among the chain convenience, pharmacy and grocery locations such as Walgreens (700 locations), Chevron (1,000 locations), 7 Eleven (1,000 locations) CVS Pharmacies, (700 locations) and Gate Petroleum (150 locations), among others.  Authorizations have already been received by Walgreens, CVS, Circle K and 7 Eleven.  We are actively pursuing the remaining accounts and will leverage Circle K as a means to acquire other similar distribution.  Additionally, GRB is working and calling on several thousand independent convenience stores operating in Florida on a routine basis ranging from Key West to Vero Beach on the East Coast and Tampa on the West Coast.

The state of Louisiana is also the responsibility of GRB.  GRB made the decision to expand its operations into Louisiana when Race Trac, Circle K and CVS expressed interest in carrying the DNA brands.  Race Trac, Circle K and CVS will act as a base to secure additional chains and independent convenience store business.  To facilitate product placement and awareness the Company entered into a marketing agreement with CVS and the New Orleans Hornets of the NBA in which the products will be featured at CVS on their end-cap program and promoted through the New Orleans Hornets.

In February 2010 we launched operations into the Georgia market by signing an agreement with Savannah Distributing.  The statewide distribution agreement calls for DNA Energy Drink and DNA Meat Snacks to be initially sold at more than 1200 Independent/Chain C Store Accounts.  Our commitment to growing this new market is supported by the hiring of a southeast regional vice president who is based out of Atlanta and is tasked with growing this and the surrounding areas and adding regional chain store such as recently acquired Race Trac.

Several distribution opportunities are being looked at for North and South Carolina with a third quarter 2010 start date.  This territory falls under the responsibility of our southeast VP.

In March 2010 we signed a distribution agreement with Baltimore Beverage (“BB”) providing for BB to distribute DNA Energy Drink throughout the half of the Maryland footprint.  BB is a distribution company handling beverages, snacks and vending and plans to offer DNA through that channel.

We have enlisted the services of a prominent brokerage company, Salesmark, to assist in acquiring new chain and wholesale business on the west coast of the US utilizing several distribution methods.  In addition to Salesmark we are utilizing the sales and marketing network of Monogram Food Solutions, our manufacturing, sales and marketing partner in the production of DNA Beef Jerky™ and DNA Shred Stix™.  To date several prominent distributors have expressed interest representing thousand of individual chain and independent convenience store locations.

California was launched in 2008 with approximately 115 corporate Circle K locations and 110 independents.  Our marketing efforts have been recognized by other important chains in the state including 7-Eleven and we were contacted by the head buyer of its Southern California division covering nearly 900 stores requesting an initial program.  7-Eleven is the largest seller of energy drinks in the country.  We believe a successful California placement in 7-Eleven can lead to opening the entire state for us quicker than anticipated.  Although California was not a sequential state of progression in our sales growth expansion strategy, it is the most important state for action sports and also sets trends worldwide.  It has a major consumer base which exemplifies as much as any state the characteristics of our target audience.

Advertising

Our budget as it relates to traditional media advertising is relatively small.  We believe that traditional advertising on television or radio does not support our growth, as we cannot afford to compete by matching our competitor’s budget for this type of exposure.  We also believe that traditional advertising is contrary to the nature of our target market and will use it only as support for successful grass roots programs.  Therefore, we are looking at the Internet as our source for advertising.  We are looking at compiling all of the action sport web sites and creating a linked presence in each of them.  We are developing search engine optimization and key Google and Yahoo ad words to ensure that DNA® is one of the first places to go when energy drinks and meat snacks are Googled.  This process is being handled by our own in-house IT specialist who is also responsible for keeping the website current and Facebook, Twitter, MySpace, Hookit and Sponsorship fresh.  We believe that the DNA® 18-wheel rig traveling throughout the United States has provided us with major visibility.  We intend to expand these programs as a strategy of high effective low cost advertising.

We believe that how we communicate our message must be integrated and coordinated among all of the above initiatives to deliver the message and create the necessary reach.  A top down approach as employed by the elite brands is capital intensive and we believe will not allow us to exploit the window of weakness in elite brands’ marketing strategy to enter the market.  We believe that we must communicate with our target market from the ground-up.

We are confident our products can compete on taste and functionality which we hope will allow us to convert a portion of our competitor’s market share.  However, their vast marketing dollars and existing national presence make it unrealistic to compete successfully with them on an initial national level for their customer base.  To succeed, it is our intention to build and maintain prominent positions in each successive phased geographic location we enter.  This means our products must have prominent shelf space in the vast majority of stores that the elite brands occupy in each state we enter.  Therefore, we understand we must be competitive on quality; we must expand awareness to accelerate trial, and must provide an appealing value proposition to our customers.

We have a master broker agreement with Royal Strategies & Solutions, Inc. (“Royal”), a company owned by our management.  Under the terms of the agreement Royal seeks to place our products on the shelves of major chain, drug and grocery stores in specifically targeted areas selected by us.  They receive constant support from us in making sales calls or working to create in store promotion programs to accelerate sales.  Royal specializes in the launch of new products and oversees a national network of brokers, distributors, manufactures and retailers selling a wide array of products to retailers across the nation.  Royal’s most recent launch success is DRSI’s “ReStore Energy Formula” that is gaining national distribution through retailers such as Rite-Aid and Kroger.  Prior to ReStore, Royal launched Zestra Laboratories (touted as the female Viagra®), gaining nearly 35,000 shelves nationwide in less than 24 months including nearly every major drug, pharmacy, and supermarket including Walmart.  We are currently in final negotiations with a group representing significant distribution in the Caribbean.  The business will consist of volume sales to these regions at a discounted price.  However due to the lack of required support normally given the brand, we do not feel the net profit per case will be adversely affected.

We will not extend our presence beyond our human resources, production capability, and capital means to support each market to the levels we promise to our distributors and retailers.  If and when we secure a prominent position in a target territory using our grass roots marketing strategy, we will leverage our relationships and achievements to move to the next area and repeat our programs there.

Manufacturing and Production

Our energy drink products are based on a proprietary formulation we have created with our contract development group under a non-disclosure agreement.  Our energy drinks are currently manufactured at Seven-Up Snapple Southeast (SUS) f/k/a/ Southeast Atlantic Beverage (“SEB”) in Jacksonville, Florida under a confidentiality agreement.  SUS is a full service contract manufacturer and also manufactures beverages for Welch’s Sunkist, Hawaiian Punch and many others.  This facility owns all of the manufacturing equipment and was identified by us as having an excellent record for contract manufacturing and the capacity to meet all of our initial growth expectations in southeastern United States.  SUS has manufacturing plants located throughout the US, which is expected to provide us a significant benefit as our operations expand throughout the US.  As we expand geographically, we believe we can use any of SEB’s manufacturing plants located throughout the country to expand capacity and save costs on transportation.  We believe this facility can manufacture enough cases to meet all of our immediate needs in the Southeast.  Production turnaround time is 14-30 days.  Our terms of payment are C.O.D.  We do not believe there are any problems that may obstruct the procurement of raw materials.  Raw materials are ordered 2-4 weeks in advance.  Payment terms for ingredients are 30 days after receipt.

Our 16 oz. cans are manufactured by Rexam Can Company at their North Carolina facility.  Rexam, formerly American Can Company, is one of the largest producers of cans in the world.  Estimated turn-around time varies from season to season and runs between 14 to 30 days.  The manufacturer has the capacity to produce over 50 billion cans per annum.  Upon completion, the cans are shipped by truck to the contract manufacturer where they are filled.  We do not believe there are any problems in procuring the raw materials to manufacture the cans.

We purchase our raw materials for our energy drink from several producers, including Energy Blend from Anmar International, Bridgeport, CT.  Our flavors come from Seethness Greenleaf in Illinois, and Guarana is sourced from Gateway in NJ.  Prices are fixed for a period of one year and all bought against purchase orders.  The raw materials portion of our beverage represents approximately 33% of the cost of goods sold of our product.  We receive delivery of shipment at contract manufacturers (cans & producer) within 14 days of our order for which we pay C.O.D.  All other terms are based net 30 days.

We purchase the raw materials for our cans from Rexam and those costs represent 33% percent of our cost of goods sold.  Our terms are based net 30 days.  Manufacturing costs represent 33% of our cost of goods sold.  Based on our average order, our cost is approximately $10 per case of 24 cans depending on flavor.  Cases come in pallets of 80 and are shrink wrapped and include shipping to warehouse.

Our meat snack products are also produced with proprietary formulation that has been created by us and produced by our manufacturing “partner,” Monogram Food Solutions, under a Manufacturing, Sales and Marketing Agreement (the “Agreement”).  The product is produced at either the Martinsville, VA or Chandler, MN facility.  The terms of the Agreement call for Monogram to finance the production, produce, distribute and sell the product and for us to market, distribute, sell and promote the DNA Branded meat products.  The highlight of this line is the “Shred Stix,” a 1 ounce meat stick that is produced in 3 flavors.  Profits on the sale of our meat snacks are shared equally by Monogram and us. Monogram has advised that it is the largest producer of 100 % US meat snacks in the US and the third largest overall.  Monogram is maintaining an adequate inventory to insure delivery promises can be met and will require a 4-6 week period to handle special orders.

Industry Overview

Energy Drink

We have entered into the United States’ $23 billion (AC Nielsen 2008) New Age Beverage category that according to Global Industry Analysts, Inc., the Sports and Energy Drink sector we occupy is collectively expected to reach US$39.2 billion by 2011.  New Age Beverage category is made up of a line of functional beverages that address specific health and performance needs.  These beverages range from Gatorade, introduced in the 1960’s initially to replace electrolytes for athletes, to drinks filled with vitamins and nutrients to improve energy, awareness and hydration, among numerous other functions.  According to BEVNET.com, Inc, a leading trade source in the industry, New Age Beverages are rapidly gaining in popularity over carbonated sodas and juices as people are becoming more health conscience and seeking an edge to improve their performance either athletically or to handle their daily challenges with more vigor.  New categories are constantly finding ways into the New Age beverage sector.

No product category is more dynamic on store shelves than beverages as a whole and according to all industry experts no beverage segment is growing at a faster pace than the energy drink segment of the New Age category, which was introduced initially in the United States by Red Bull in 1998 after its major success in Europe.  Since then, according to Report Buyer, the online destination for business intelligence for major industry sectors, in a report dated December 11, 2007, today there are approximately 250 brands of energy drinks in which sector retail sales have grown from $1.2 billion in 2002 to $6.6 billion in 2007, a gain of 440%.  The report also stated that energy drinks are expected to ride the non-carbonated wave rushing the drink scene, growing at an annual rate of 12% and surpassing $9 billion in the U.S. by 2011.  Energy drinks as a category are no longer considered a fad.  It has been on a steep growth curve since its introduction over 10 years ago.  New brands are constantly being introduced to meet the growing demand.

In 1998 Red Bull, the largest selling energy drink in the world, introduced its Red Bull Energy Drink in the United States to a younger demographic, 18-39, of people who are highly active and in need of energy.  Despite injecting significant funds into its initial marketing campaign, there were many obstacles to overcome including a high price barrier of $2 and more for an 8 ounce can and a medicinal taste.  Red Bull developed a highly disciplined training program for their employees and introduced Red Bull in several key major trend setting markets.  They sampled heavily, made it available initially in the major and most popular night clubs and events.  With discipline, Red Bull demonstrated that with its high quality ingredients, it provided consumers with the energy lift they wanted.  They were able to define the category and set price point acceptance among a highly motivated and developing consumer base.  Beyond its initial target they expanded their marketing to include all those people in need of energy in their daily routine.

Approximately 85% (BEVNET 2008) of all purchases of energy drinks at retail are sold through the 146,294 individual and chain convenience store outlets and gas stations with attached convenience stores in single serve cold cans.  Moreover, the top brands are finding their way onto supermarket shelves and also into branded coolers.  Other sales outlets included among the 739,441 total combined retail/on-premise locations are restaurants, bars, actions sport shops, grocers, pharmacies, parks, beaches and generally everywhere drinks are sold.  Our principal focus has been and will continue to be on convenience stores.  Once we have made inroads into c-stores in a particular territory, we will work with Royal’s broker network and with relevant distributors to move into supermarket, mass market and pharmacy stores as outlets for DNA®.

2008 Top Convenience Store States (TD Linx, December 2009)

State	Stores
Texas	14,179
California	10,294
Florida	9,424
New York	7,780
Georgia	6.384
North Carolina	6,255
Ohio	5,176
Michigan	4,843
Illinois	4,588
Virginia	4,529

The typical consumers of energy drinks are 18-39 year olds, active in or fans of action sports.  Energy drink users consume drinks before, during and after activities and at any other time when an additional source of energy is wanted.  Although there is brand loyalty, energy drink purchasing continues to be in good portion an impulse purchase in single cans.  With the introduction of the category into large retail outlets, energy drinks are now being sold in multi-can cartons, which serve to lessen some of the impulse buying and augers well for the category as it competes with other beverage categories including carbonated soda and coffees.  Today energy drink consumers drink on average two cans per day.  On the heels of Red Bull’s success, numerous other brands were developed.

The energy drink sector is the jewel of the beverage industry.  Numerous major beverage companies have no presence in this category but do have large distribution and marketing capacity to leverage.  We believe that that the typical energy drink consumer does not connect to the corporate culture that these large beverage companies carry with them.  Therefore, it is viewed as a more logical approach that a larger company would acquire an up and coming brand in order to acquire a strong foothold and presence in this side of the industry.

To date, the larger beverage companies have not purchased energy drink companies but have made significant contributions to their distribution.  Vitamin Water, in the functional beverage category, is a huge success story with Coca Cola purchasing the company for 12 times revenue at a sale price in excess of $4 billion in 2007.  Hansen Natural Beverages was a regional successful carbonated soda company.  It was only when Monster Energy was developed and launched that its sales exceeded $1 billion per annum.  The other top brands are controlled by Coke and Pepsi.  We believe that there is room for other Energy Drink companies to build a successful brand not by competing dollar for dollar with the elite brands, but by seeking a place of prominence in store shelves and with consumers in our target market alongside these elite brands based on the quality of our taste and functional profile, and by establishing intimate ground roots recognition and adoption within DNA’s target demographic at low and controlled costs.

Meat Snacks

The billion dollar plus beef snack industry makes up only 13% of the 30 billion pounds of beef annually consumed in the US.  90% of all household consume beef according to the USDA (LDP-M-135-02 Factors Affecting US Beef Consumption) but only 23% beef jerky.  The challenge is bridging the gap between household consumption and meat snack consumption.

We believe it is important that we understand market variations and our competition before we can fully address and implement intelligent product alternatives and marketing programs.  There are gender considerations to consider with males consuming an average of more than 38 lbs of beef annually than women.  Per-capita beef consumption was highest for males 20-30 and females 12-19.  There are also generation considerations.  It is expected that meat consumption will decrease as the population ages.  Finally there are race/ethnicity considerations.  Beef consumption (most to least) is in the following order:  Black/Hispanic/White/Other.  However, Hispanics are expected to exceed consumption by Blacks due to population increases.  The challenge is to target and identify new consumer segments as the existing target audience continues to age and shrink and bring them products that are innovative as well as nutritionally satisfying.

Existing characteristics of the energy drink and meat snack markets include:

•	The categories are real and growing;

•	Price point adoption. Energy drink prices are the “Starbucks” of beverages. Red Bull has set the high price point and the market has adopted it. At these levels, there has been no resistance.

•	Brand loyalty exists at younger age levels. Brand loyalty can be somewhat offset by the high degree of impulse buying principally in single cans from convenience stores.

•	Impulse buying habits are also being changed, albeit slowly, by quantity purchases from supermarkets primarily by the older elements of our target market and those outside our target market.

Employees

Currently we have twenty full time employees of which three are executive management. Thirteen are employed in direct sales and sampling who are predominantly on the road and four are in administrative support and fulfillment.  Our employees work at will and are not represented by a collective bargaining unit.  We believe our relationship with our employees is good.  We require all our employees and consultants to sign a confidentiality and non-disclosure agreement.  Our success relies on our ability to hire additional employees, particularly on the local sales side.  We believe there are numerous quality people to choose from throughout our area of targeted expansion.

As we grow, we anticipate in the near future, we will require a national marketing director, an in-house IT director and regional sales directors for each region.

None of our employees are members of any union.  We believe that our relationship with our employees is excellent.

Competition

Competition – Energy Drinks

We are competing with publicly and privately held companies, each of whom having greater resources, both financial and otherwise, than the resources presently available to us.  The energy drink market is dominated by 5 brands including:

•
Red Bull:  With estimated worldwide sales in excess of $5 billion, Red Bull is the largest participant in the energy drink sector.  Red Bull is owned by Dietrich Mateschitz, who introduced it to the European market in 1987.  Red Bull’s distributed more than one billion cans in 2001 without owning a single plant, truck or retail outlet.  The taste profile of Red Bull is along medicinal lines with its ingredients being of standard fare.  Due to the lack of competition, Red Bull was able to build a strong a brand and a loyal client base.  Red Bull caters to the action sports community, on-premise liquor sales, and a “yuppie” contingency.  Red Bull is sold through Red Bull exclusive regional distributors in more than 50 countries worldwide.

•
Monster Energy:  Monster Energy is owned by Hansen’s Natural Beverage and in 2007 it achieved $1 billion in revenue for the first time.  Monster has risen to become the second largest energy drink producer behind Red Bull building a predominately strong core following through the sponsorship of major action sports events and teams.  In 2007 the company opted to forsake its established distribution relationships in favor of Anheuser-Busch to take advantage of AB’s on premise liquor business which has left a major void in the conventional beverage distributors’ portfolios.

•
Rock Star: Rock Star Energy is the third largest producer in the energy drink category with approximately 528 million cans sold in 2007.  Rock Star is a California/Nevada based operation with strong ties to the entertainment world.  Rock Star also has shut off its distributors in favor of a national distribution relationship with Coca-Cola.

•
Full Throttle: Full Throttle is in fourth position behind Red Bull, Monster and Rock Star.  FT is owned by Coca-Cola but does not compete nearly as well as the top three, we believe because the corporate image behind Coke and Pepsi is viewed as contrary to the images of “cool and credible” that permeates among a younger target market.

•	AMP: AMP is a new Pepsi product and rounds off the top of the line in the category. We believe it sells on par with Full Throttle and has image issues for similar reasons we raised for Full Throttle.

These five brands represent more than 90% of the percentage of category growth for the 4th quarter of 2007 and 85% of the dollar share (non-alcoholic segment) of the U.S. energy drink market sold through chain convenience stores (these do not include tens of thousands of independent convenience stores that do not track data) and supermarkets (similarly these are major chain supermarket and not small or independent stores) as reported by BEVNET 2008.  The data do not include mass market retailers.

Energy drinks compete principally on branding today.  Taste has not generally received high marks, but functionality and the substantial marketing dollars spent in supporting their respective brands maintains them at the top of the category.  Few have broken through the elite status with them, although the tiers below them represent high dollar volume targets nevertheless.  The marketing approaches of the elite participants today are different than those of Red Bull and others when they first introduced their brands.  They are marketing to a young demographic but reach them through large dollars being paid to obtain the highest profile celebrity endorsers who attract their faithful to their respective brands.  Large dollars are also spent on event sponsorships particularly in the action sports arena.  They spend significant amounts in support of the top athletes and teams in those events.  Their brands are ever present and sell on this expensive top-down push- pull brand recognition they have built.  Because they are national and are found in almost every store, they have moved away from the strategies that have built them into elite brands.  They have also begun to move into other areas, principally music, to attract new young consumers into the category and their brands.

The elite brands today also trade on functionality. However, it is principally the recognition they are able to build with extremely high marketing dollars that maintain their status in the category. Several brands are expanding their SKU’s into new energy drink categories including children energy drinks, coffee energy drinks and high concentration long lasting energy drinks as category line extensions.

We believe there are several avenues on which we compete including on our high taste and functional profiles.  At $1.89-$1.99 per can, we are priced at retail at up to 50 cents less than the existing top brands (even more so with Red Bull as they sell an 8 ounce can at over $2.49 per can) giving us an advantageous value proposition which is important on three levels:  On the distributor level in which the distributor pays less per case for our product and can sell it for more of a profit than other top brands; on the retail level in which retailers are finding they can sell our product over our MSRP but under the retail price suggested by the elite brands to obtain higher margins per ring, and; on a consumer level with those having tried and liked DNA® or heard about it, who are more likely to impulsively reach for it when they see a price of up to 50 cents lower.

Competition - Meat Snacks

In the meat snack segment of our business, the following are our principal competitors:

•
Jack Link’s – The leaders in the beef jerky segment of the meat snack category is Jack Links holding 11 of the top 25 spots and a 44% market share according to a 2009 SCANTRACK convenience survey.  Jack Link’s (Matador) continues to grow as a result of the Frito Lay Partnership.  We believe that it is doubtful that retailers will want to allocate more than 50% of the snack category revenue to one supplier.  Oberto follows in the category with a 7% declining share and rounded out by Penrose and Pemmican.

•	Slim Jim – Holds the outright lead in meat stick (1.0 oz.) sales with nearly two-thirds market and is a clear number two in overall meat snacks with 25% market share.

The top four brands drive nearly 80% of the category dollars but the key factor driving this is All Commodity Volume (ACV) distribution and levels four times greater than the balance of the category according to Scantrack Conv (52 weeks ending 06/13/09) and AC Nielsen (12 weeks ending 06/13/090

Property

We have moved our principal place of business to 506 NW 77th Street, Boca Raton, Florida 33487. This location consists of 5,000 square feet of office and conference room space and also houses our primary warehouse which consists of 12,000 square feet.  Our lease expires in June 2014 and we pay rent of $10,400 per month.  We do not anticipate that we will need to expand the office facility for the next 12 months.

We also maintain two satellite warehouses in Orlando and Tampa to facilitate distribution at a monthly cost of $300 and $250, respectively.  These leases are month to month.  As we expand our distribution geographically, we anticipate that we will require additional warehousing closer to the manufacturing facility and to the distribution which will create a cost savings on shipping for us as well as allow us to service our accounts on a timely basis.  Moreover, those warehouses can support the local and regional sales and sampling staff we take on as we expand our business.

Additionally, we own/lease a fleet of 13 DNA® branded vans which are used for selling, delivery and sampling to outlets.  We purchase or lease these vans new and used as and when we believe the local market can support them.  We also spend an average of $2,000 per vehicle to create the DNA® branded graphics that are distinct to our Company.

Our IT, primarily our web site, is hosted remotely with redundancy capability.

We own and/or lease over 200 branded coolers that are placed primarily at actions sports shops across the state.  We will require more as we expand.  We believe these coolers pay for themselves in 18 months.

Government Regulations

We are not subject to any extraordinary governmental regulations.

Legal Proceedings

We are not involved in any material legal proceedings, nor are we aware of any legal proceedings threatened or in which any director or officer or any of their affiliates is a party adverse to our Company or has a material interest adverse to us.

Item 3.02  Unregistered Sales of Equity Securities

Effective July 6, 2010, we executed an agreement to acquire all of the assets, liabilities and contract rights, as well as Grass Roots from DNA Beverage Corporation in exchange for the issuance of an aggregate of 31,250,000 shares of our Common Stock.

Also, effective July 8, 2010, we issued 673,980 to one person in exchange for services.

We relied upon the exemption from registration provided by Section 4/2 of the Securities Act of 1933, as amended, to issue the aforesaid shares.  We did not receive any cash proceeds from either of the aforesaid two issuances.

Item 5.01  Changes in Control of the Registrant

The following table sets forth certain information regarding the ownership of Common Stock as of the date of this report by (i) each of our directors, (ii) each of our executive officers, and (iii) all of our directors and executive officers as a group.  Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class

Common	DNA Beverage Corporation 508 NW 77th Street Boca Raton, Florida, 33487	31,250,000(1)	95%
Common	All Officers and Directors As a Group (2 persons)	31,250,000 (1)	95%
____________________
(1)
Messrs. Marks and Leiner are the current officers and directors of DNA Beverage Corporation and as such, control the disposition of these shares.  These shares have been placed into trust pending the filing of a registration statement on Form S-4 with the Securities and Exchange Commission following the effectiveness of the DNA Agreements in order to distribute the shares owed by DNA to its respective shareholders.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 6, 2010, Mr. John Quam did resign his positions as President, Treasurer and as a director of our Company.  There were no disagreements between Mr. Quam and our Company regarding the operation, policies or practices of our Company.  Simultaneous therewith, Darren Marks was appointed as our CEO and President, Mr. Melvin Leiner was appointed our Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Chief Operating Officer.  They will hold such positions until the next annual meeting of our Board of Directors or shareholders, as applicable, their resignation, removal or death, whichever occurs first.

The following is a biographical summary of the business experience of our new management:

Darren M. Marks has been the President, Chief Executive Officer and a Director of DNA since August 2007.  Prior, from May 2004 through July 2007, he was the President, CEO and a director of Grass Roots Beverage Company, Inc., Boca Raton, FL.  From 2001 through April 2006, Mr. Marks served in an executive capacity for Royal Strategies and Solutions, Inc., a brokerage services company servicing primarily ethnic food companies seeking to expand distribution and is currently its Vice President and a director.  He has been instrumental in the development, production and marketing of DNA’s initial product offering and has been responsible for developing all DNA’s relationships in the action sports community.  From 1991 to 1997, Mr. Marks served as founder and Vice President of Sims Communications, Inc., a publicly-traded NASDAQ telecommunications company, and was responsible for the creation, design and funding of a national telecommunication program for clients such as Alamo Rent-a-Car and the American Automobile Association.  He intends to devote substantially all of his time to our affairs.

Melvin Leiner has been Executive Vice President, Secretary, Treasurer and a Director of DNA since August 2007. Prior, from May 2004 through July 2007, he held similar positions with Grass Roots Beverage Company, Inc., Boca Raton, FL.  From 2001 through April 2006, Mr. Leiner served in an executive capacity for Royal Strategies and Solutions, Inc., a brokerage services company servicing primarily ethnic food companies seeking to expand distribution and is currently its President and a director.  Mr. Leiner has over 35 years of entrepreneurial and management experience in developing, initiating, and operating companies in a broad range of industries including the beverage industry.  He has served in an executive capacity and consultant for numerous privately held and public companies in the beverage and telecommunications industries.  Mr. Leiner was also the founder, Chairman and CEO of Sims Communications, Inc., a NASDAQ-traded telecommunications company and former financial consultant with several firms specializing in new ventures.  He intends to devote substantially all of his time to our affairs.

The aforesaid new officers and directors will receive annual salaries of $125,000 per person.

Item 7.01 Regulation FD Disclosure

                Our Press Release relating to our acquisition described above is attached as Exhibit 99.1 and is hereby incorporated.

Item 9.01  Financial Statements and Exhibits

(a)           Financial Statements.  We intend to file an amendment to this report within seventy days from the date of this report that will include the audited financial statements of DNA for the past two fiscal years and unaudited financial statements for the six month period ended June 30, 2010 and 2009, along with an unaudited consolidated pro forma financial statement.

(b)            Exhibits.

No.           Description

10.1           Share Exchange Agreement with Grass Roots Beverage Co., Inc.

10.2           Purchase and Sale Agreement with DNA Beverage Corporation

99.1	Press Release dated July 12, 2010, announcing closing of transactions with DNA Beverage Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2010	DNA BRANDS, INC. (Registrant) By: s/Darren Marks______________________ Darren Marks, Chief Executive Officer